EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated December 21, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ciena Corporation’s Annual Report on Form 10‑K for the year ended October 31, 2015.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
November 14, 2016